Exhibit 99.1

News Release	Corporate Communications 1300 Wilson Boulevard Suite 400 Arlington, Virginia 22209	Phone: 952-351-3087 Fax: 952-351-3009

For Immediate Release

Media Contact:	Investor Contact:

Bryce Hallowell	Steve Wold
Phone: 952-351-3087	Phone: 952-351-3056
E-mail: bryce.hallowell@atk.com	E-mail: steve.wold@atk.com

ATK Reports FY12 Second Quarter Operating Results

ATK Reports Second Quarter Orders of $1.4 Billion, a Book to Bill Ratio of 1.2

ATK Improves Operating Margins

ATK Narrows Full-Year Sales Guidance, Confirms EPS Guidance

Arlington, Va.,  November 3, 2011 — ATK (NYSE: ATK) today reported operating results for the second quarter of its Fiscal Year 2012, which ended on October 2, 2011.  Second quarter orders rose to $1.4 billion from $1.0 billion last year, reflecting a book-to-bill ratio of 1.2.  Second quarter sales of $1.1 billion were down from $1.2 billion in the previous year, primarily reflecting lower sales on NASA human spaceflight programs, military small-caliber ammunition, and energetics programs.

Fully diluted earnings per share (EPS) were $2.43, compared to $2.91 in the prior-year quarter. Second quarter sales and profit included a benefit of approximately $18 million ($10.8 million after tax or $0.33 per share) from a contract resolution. FY11 second quarter results benefited from a $22.3 million, or $0.67 per share, favorable settlement of IRS audits of the company’s FY07 and FY08 tax returns. Margins in the quarter rose to 13.3 percent, compared to 11.1 percent in the prior-year quarter.  Excluding the contract resolution, margins rose to 11.9 percent (see reconciliation table), driven by cost management and operating efficiency initiatives that were implemented company-wide.

“ATK’s profitable business base, our mix of current production programs and long-term development programs, and a strong book-to bill ratio provide us the flexibility to succeed and weather the challenging economic environment our industry faces,” said Mark DeYoung, President and CEO.  “We are executing a strategy to improve profitability, maintain our leading market positions, and bring our development programs into production.  We will also continue growing our presence in the commercial and international markets, making strategic investments to strengthen our portfolio, improving our competitive position, and delivering shareholder value.”

SUMMARY OF REPORTED RESULTS

The following table presents the company’s results for the second quarter of the fiscal year which ended October 2, 2011 (in thousands).

Sales:

	Quarters Ended				Six Months Ended
	October 2, 2011	October 3, 2010	$ Change	% Change	October 2, 2011	October 3, 2010	$ Change	% Change

Aerospace Systems	$332,657	$376,368	$(43,711)	(11.6)%	$686,305	$745,732	$(59,428)	(8.0)%
Armament Systems	358,201	442,653	(84,452)	(19.1)%	705,118	881,553	(176,435)	(20.0)%
Missile Products	169,903	159,505	10,398	6.5%	315,335	315,818	(482)	(0.2)%
Security and Sporting	248,657	230,709	17,948	7.8%	477,915	468,283	9,632	2.1%
Total sales	$1,109,418	$1,209,235	$(99,817)	(8.3)%	$2,184,673	$2,411,386	$(226,712)	(9.4)%

Income before Interest, Income Taxes, and Noncontrolling Interest (Operating Profit):

	Quarters Ended				Six Months Ended
	October 2, 2011	October 3, 2010	$ Change	% Change	October 2, 2011	October 3, 2010	$ Change	% Change

Aerospace Systems	$37,673	$38,765	$(1,092)	(2.8)%	$80,219	$74,564	$5,655	7.6%
Armament Systems	75,564	53,495	22,069	41.3%	123,368	103,136	20,232	19.6%
Missile Products	20,936	11,776	9,160	77.8%	38,017	28,300	9,717	34.3%
Security and Sporting	23,330	32,289	(8,959)	(27.7)%	52,650	65,265	(12,615)	(19.3)%
Corporate	(10,097)	(1,967)	(8,130)	(413.3)%	(16,308)	(3,854)	(12,454)	(323.1)%
Total operating profit	$147,406	$134,358	$13,048	9.7%	$277,946	$267,411	$10,535	3.9%

SEGMENT RESULTS

ATK operates in a four business group structure: Aerospace Systems; Armament Systems; Missile Products; and Security and Sporting.

AEROSPACE SYSTEMS

Second quarter sales in the Aerospace Systems group declined by 12 percent to $333 million, compared to $376 million in the prior-year quarter.  The decrease primarily reflects lower sales on NASA programs, partially offset by higher sales of strategic and commercial rockets, and commercial aircraft structures.

Earnings before interest, taxes, and noncontrolling interest (operating profit) in the second quarter declined three percent to $38 million, compared to $39 million in the prior-year quarter.  The decrease primarily reflects a reduction in sales, partially offset by operating efficiencies.

ARMAMENT SYSTEMS

Second quarter sales in the Armament Systems group decreased 19 percent to $358 million, compared to $443 million in the prior-year quarter.  The decrease was driven by lower sales of military ammunition and lower sales in the group’s energetics programs, partially offset by higher sales of advanced weapons and the previously-noted favorable contract resolution.  Sales in the second half of FY12 are expected to be higher than first-half results.

Operating profit in the second quarter rose 41 percent to $76 million, compared to $53 million in the prior-year quarter.  The higher operating profit primarily reflects the contract resolution and operating efficiencies, partially offset by lower sales volume.

MISSILE PRODUCTS

Second quarter sales in the Missile Products group increased seven percent to $170 million, compared to $160 million in the prior-year quarter.   The increase reflects higher sales in missile defense programs.

Operating profit rose by 78 percent to $21 million, compared to $12 million in the prior-year quarter, reflecting higher sales volume, operating efficiencies, and the absence of investments made in the group’s precision missile programs in the prior-year quarter.

SECURITY AND SPORTING

Second quarter sales in the Security and Sporting group grew by eight percent to $249 million, compared to $231 million in the prior-year quarter.  The increase reflects stronger domestic and international demand for commercial ammunition, and increased sales of tactical accessories to the U.S. Department of Defense.  The group’s unique brand strategy again delivered additional market share in the quarter.

Operating profit in the second quarter decreased by 28 percent to $23 million, compared to $32 million in the prior-year quarter.  The decrease primarily reflects a shift in demand toward lower-margin ammunition and higher raw materials costs.

CORPORATE AND OTHER

In the second quarter, corporate and other expenses totaled $10 million, compared to $2 million in the prior-year quarter.  The increase was the result of costs related to strategic growth initiatives, increased pension expense, and higher inter-company profit eliminations which are recorded within corporate, partially offset by the settlement of an insurance claim. The tax rate for the quarter was 35.3 percent compared to 14.6 percent in the prior-year quarter.  The increase reflects the absence of a favorable settlement of IRS audits of the company’s FY07 and FY08 tax returns recorded in the prior-year quarter.

Cash flow from operating activities for the first six months ended October 2, 2011 was $6 million, compared to $12 million for the prior-year period. The current-year period includes pension plan contributions of $62 million.  Tax payments through the second quarter were $51 million lower than the prior-year period. Cash flow used for financing activities in the six months ended October 2, 2011 included a $300 million repayment of the company’s 2.75% convertible notes due 2011.

OUTLOOK

Based on impacts from the Radford competition and better visibility into the remainder of the year, ATK is narrowing its full-year FY12 sales guidance to a range of $4.6-$4.7 billion. ATK continues to expect full-year EPS in a range of $8.50-$9.00.

ATK now expects a full-year tax rate of approximately 34.5 percent, up from its previous guidance of approximately 34 percent.  Pension expense is still expected to be approximately $135 million.  The company continues to expect to generate free cash flow in a range of $225 - $250 million, with capital expenditures of approximately $130 million (see reconciliation table for details).

Reconciliation of Non-GAAP Financial Measures

EBIT Margin

The EBIT margin excluding the effect of the favorable contract settlement is a non-GAAP financial measure that ATK defines as income before interest, income taxes, and noncontrolling interest excluding the effect of the favorable contract settlement as a percent of sales.  ATK management is presenting this measure so that a reader may compare EBIT margin excluding this item as this measure provides investors with an important perspective on the operating results of the Company.  ATK management uses this measurement internally to assess business performance and ATK’s definition may differ from that used by other companies.

Total ATK Quarter Ending

October 2, 2011:

	Sales	EBIT	Margin
As reported	$1,109,418	$147,406	13.3%
Contract settlement	(17,975)	(17,975)
As adjusted	$1,091,443	$129,431	11.9%

Free Cash Flow

Free cash flow is defined as cash provided by (used for) operating activities less capital expenditures.  ATK management believes free cash flow provides investors with an important perspective on the cash available for acquisitions, debt repayment, cash dividends, and share repurchase after making the capital investments required to support ongoing business operations.  ATK management uses free cash flow internally to assess both business performance and overall liquidity.

	Quarter Ended October 2, 2011	Projected Year Ending March 31, 2012

Cash provided by operating activities	$5,814	$355,000–$380,000
Capital expenditures	(73,879)	~(130,000)
Free cash flow	$(68,065)	$225,000–$250,000

ATK is an aerospace, defense, and commercial products company with operations in 22 states, Puerto Rico, and internationally, and revenues of approximately $4.8 billion.  News and information can be found on the Internet at www.atk.com.

Certain information discussed in this press release constitutes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Although ATK believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. Forward-looking information is subject to certain risks, trends, and uncertainties that could cause actual results to differ materially from those projected. Among these factors are: assumptions related to the profitability of current commercial aerospace structures programs; uncertainties related to the development of NASA’s new Space Launch System; demand for commercial ammunition; changes in governmental spending, budgetary policies and product sourcing strategies; the company’s competitive environment; risks inherent in the development and manufacture of advanced technology; risks associated with the diversification into new markets; assumptions regarding the company’s long-term growth strategy; assumptions regarding the growth opportunities in international and commercial markets; increases in commodity costs, energy prices, and production costs; the terms and timing of awards and contracts; program performance; program terminations; changes in cost estimates related to relocation of facilities; the outcome of contingencies, including litigation and environmental remediation; actual pension asset returns and assumptions regarding future returns, discount rates and service costs; capital market volatility and corresponding assumptions related to the company’s shares outstanding; the availability of capital market financing; changes to accounting standards; changes in tax rules or pronouncements; economic conditions; and the company’s capital deployment strategy, including debt repayment, dividend payments, share repurchases, pension funding, mergers and acquisitions — including the related costs and any integration thereof. ATK undertakes no obligation to update any forward-looking statements. For further information on factors that could impact ATK, and statements contained herein, please refer to ATK’s most recent Annual Report on Form 10-K and any subsequent quarterly reports on Form 10-Q and current reports on Form 8-K filed with the U.S. Securities and Exchange Commission.

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ALLIANT TECHSYSTEMS INC.

CONDENSED CONSOLIDATED INCOME STATEMENTS

(preliminary and unaudited)

	QUARTERS ENDED		SIX MONTHS ENDED
(Amounts in thousands except per share data)	October 2, 2011	October 3, 2010	October 2, 2011	October 3, 2010

Sales	$1,109,418	$1,209,235	$2,184,673	$2,411,386
Cost of sales	848,162	958,145	1,678,193	1,908,032
Gross profit	261,256	251,090	506,480	503,354
Operating expenses:
Research and development	14,886	15,767	27,088	29,655
Selling	42,006	38,889	81,432	79,250
General and administrative	56,958	62,076	120,014	127,038
Income before interest, income taxes, and noncontrolling interest	147,406	134,358	277,946	267,411
Interest expense	(23,698)	(20,345)	(50,150)	(38,044)
Interest income	77	58	229	128
Income before income taxes and noncontrolling interest	123,785	114,071	228,025	229,495
Income tax provision	43,677	16,686	76,223	57,333
Net income	80,108	97,385	151,802	172,162
Less net income attributable to noncontrolling interest	117	139	294	272
Net income attributable to Alliant Techsystems Inc.	$79,991	$97,246	$151,508	$171,890

Alliant Techsystems Inc.’s earnings per common share:
Basic	$2.45	$2.93	$4.59	$5.19
Diluted	$2.43	2.91	4.55	5.14
Alliant Techsystems Inc.’s weighted-average number of common shares outstanding:
Basic	32,698	33,162	33,028	33,104
Diluted	32,865	33,426	33,265	33,413

ALLIANT TECHSYSTEMS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(preliminary and unaudited)

(Amounts in thousands except share data)	October 2, 2011	March 31, 2011
Assets
Current assets:
Cash and cash equivalents	$270,771	$702,274
Net receivables	1,033,876	945,611
Net inventories	328,815	242,028
Income tax receivable	—	22,228
Deferred income tax assets	60,454	65,843
Other current assets	46,834	81,249
Total current assets	1,740,750	2,059,233
Net property, plant, and equipment	605,943	587,749
Goodwill	1,251,536	1,251,536
Deferred income tax assets	116,718	100,519
Deferred charges and other non-current assets	495,763	444,808
Total assets	$4,210,710	$4,443,845
Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$20,003	$320,000
Accounts payable	284,614	292,281
Contract advances and allowances	112,216	121,927
Accrued compensation	114,067	135,442
Accrued income taxes	1,086	—
Other accrued liabilities	256,726	193,836
Total current liabilities	788,712	1,063,486
Long-term debt	1,288,738	1,289,709
Postretirement and postemployment benefits liabilities	120,774	126,012
Accrued pension liability	627,690	671,356
Other long-term liabilities	131,818	127,160
Total liabilities	2,957,732	3,277,723
Commitments and contingencies
Common stock - $.01 par value
Authorized - 180,000,000 shares
Issued and outstanding 32,948,039 shares at October 2, 2011 and 33,519,072 at March 31, 2011	330	335
Additional paid-in-capital	554,664	559,279
Retained earnings	2,143,831	2,005,651
Accumulated other comprehensive loss	(797,529)	(787,077)
Common stock in treasury, at cost, 8,607,410 shares held at
October 2, 2011 and 8,036,377 at March 31, 2011	(657,976)	(621,430)
Total Alliant Techsystems Inc. stockholders’ equity	1,243,320	1,156,758
Noncontrolling interest	9,658	9,364
Total stockholders’ equity	1,252,978	1,166,122
Total liabilities and stockholders’ equity	$4,210,710	$4,443,845

ALLIANT TECHSYSTEMS INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(preliminary and unaudited)

	SIX MONTHS ENDED
(Amounts in thousands)	October 2, 2011	October 3, 2010
Operating activities
Net income	$151,802	$172,162
Adjustments to net income to arrive at cash used for operating activities:
Depreciation	44,218	47,416
Amortization of intangible assets	5,573	5,500
Amortization of debt discount	9,029	8,439
Amortization of deferred financing costs	2,742	2,405
Deferred income taxes	(3,915)	4,344
(Gain) loss on disposal of property	(4,941)	2,727
Share-based plans expense	6,084	5,269
Excess tax benefits from share-based plans	(23)	(170)
Changes in assets and liabilities:
Net receivables	(150,910)	(221,485)
Net inventories	(86,787)	(32,165)
Accounts payable	935	12,398
Contract advances and allowances	(9,711)	11,645
Accrued compensation	(30,723)	(48,423)
Accrued income taxes	31,698	(47,358)
Pension and other postretirement benefits	(3,832)	39,101
Other assets and liabilities	44,575	50,422
Cash provided by operating activities	5,814	12,227

Investing activities
Capital expenditures	(73,879)	(53,174)
Acquisition of business	—	(172,251)
Proceeds from the disposition of property, plant, and equipment	7,310	45
Cash used for investing activities	(66,569)	(225,380)

Financing activities
Payments made on bank debt	(10,000)	(3,438)
Payments made to extinguish debt	(299,997)	(257,813)
Proceeds from issuance of long-term debt	—	350,000
Payments made for debt issue costs	—	(5,819)
Purchase of treasury shares	(49,991)	—
Dividends paid	(13,328)	—
Proceeds from employee stock compensation plans	2,545	1,820
Excess tax benefits from share-based plans	23	170
Cash (used for) provided by financing activities	(370,748)	84,920
Decrease in cash and cash equivalents	(431,503)	(128,233)
Cash and cash equivalents - beginning of period	702,274	393,893
Cash and cash equivalents - end of period	$270,771	$265,660